                        SCHEDULE 14A
                       (Rule 14a-101)

          INFORMATION REQUIRED IN PROXY  STATEMENT.

                 SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 'SS'240.14a-11(c) or 'SS'240.14a-12

                       EXXON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.

     (1) Title of each class of securities to which transaction applies:


 .................................................................

     (2) Aggregate number of securities to which transaction applies:


 ............................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


 ............................................................

     (4) Proposed maximum aggregate value of transaction:


 ............................................................

     (5)  Total fee paid:


 ............................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


 .................................................................

     (2) Form, Schedule or Registration Statement No.:


 .................................................................

     (3) Filing Party:


 .................................................................

     (4) Date Filed:


 .................................................................

Notice of Annual Meeting
April 29, 1998
and Proxy Statement                                              [TIGER GRAPHIC]


[LOGO] CORPORATION
5959 Las Colinas Boulevard
Irving, TX  75039-2298

Dear Shareholder:

We invite you to attend our annual meeting of shareholders on April 29, 1998, in Dallas, Texas. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Our proxy statement has a new look this year. We hope you find it easy to read and understand.

Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

To attend the meeting in person, please follow the instructions on page 1. If you are not able to attend, look for a report on the meeting in the June issue of Exxon Perspectives.

Sincerely yours,

/s/ Lee R. Raymond
Lee R. Raymond
Chairman of the Board

March 18, 1998

                                                            [LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF EXXON CORPORATION

        Time:
              10:00 a.m., Central Time

        Date:
              April 29, 1998

        Place:
              Morton H. Meyerson Symphony Center
              2301 Flora Street
              Dallas, Texas

        Purpose:
              Elect directors
              Ratify appointment of independent accountants
              Vote on two shareholder proposals
              Conduct other business if properly raised

              Only shareholders of record on March 2, 1998 may vote at the meeting.

              Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.



              /s/ T.P. Townsend

              T.P. Townsend
              Secretary

              March 18, 1998

Exxon Corporation    Proxy Statement 1998





          Table of Contents                             page
          --------------------------------------------------
          General Information .............................1

          Election of Directors ...........................2

            Director Compensation .........................7

            Board Committees ..............................7

            Director and Officer Stock Ownership ..........9

            BCC Report on Executive Compensation .........10

            Executive Compensation Tables ................14

            Stock Performance Graphs .....................17

          Board of Directors Proposal

            Ratification of independent accountants ......17

          Shareholder Proposals ..........................18

          Additional Information .........................23

                                     Proxy Statement 1998      Exxon Corporation


GENERAL INFORMATION

Who may vote

Shareholders of Exxon, as recorded in our stock register on March 2, 1998, may vote at the meeting.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Exxon's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the management proposal; and against the shareholder proposals.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name and shares held in your Shareholder Investment Program (SIP) account are covered by one card. Exxon employees receive a separate card for any shares they hold in the company's Thrift Plan. And if you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying Exxon's Secretary in writing at the address under "Questions?" on page 23.

Confidential voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Exxon are not voted and do not count for this purpose.

Votes needed

The director candidates receiving the most votes will be elected to fill the seats on the Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Attending in person

Only shareholders, their proxy holders, and Exxon's guests may attend the meeting.

For registered shareholders, an admission ticket is enclosed with your proxy card. Please bring the admission ticket with you to the meeting.

If you hold your shares through someone else, such as a stockbroker, send proof of your ownership to the Secretary at the address under "Questions?" on page 23, and we will send you an admission ticket. Or, you may bring proof of ownership with you to the meeting. Acceptable proof could include an account statement showing that you owned Exxon shares on March 2.

Exxon Corporation    Proxy Statement 1998


ELECTION OF DIRECTORS
(Item 1 on the proxy card)


The Board has nominated the director candidates named below.

The Board of Directors oversees the management of the company on your behalf. The Board reviews Exxon's long-term strategic plans and exercises direct decision-making authority in key areas, such as declaring dividends. Just as important, the Board chooses the CEO, sets the scope of his authority to manage the company's business day to day, and evaluates his performance. The Board also reviews development and succession plans for Exxon's top executives.

Most Exxon directors -- including nine of our thirteen nominees -- are not Exxon employees. Only nonemployee directors serve on Exxon's Audit, Board Compensation, and Board Affairs committees.

All Exxon directors are elected for one-year terms. Nonemployee directors may not stand for election after age 70. Employee directors usually leave the Board when they retire from Exxon.

Personal information on each of our nominees is given below. All our nominees currently serve as Exxon directors except for Mr. Shipley. Each current director was elected by shareholders at the last annual meeting except for Dr. King and Mr. Dahan. Dr. King was elected by the Board in June 1997, and Mr. Dahan was elected by the Board in January 1998.

The Board met 10 times last year. On average, Exxon's directors attended 96% of Board and committee meetings.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

--------------------------------------------------------------------------------

Michael J. Boskin         T. M. Friedman Professor of Economics, and Senior
[PHOTO]                   Fellow, Hoover Institution, Stanford University.
Age 52                    Holds bachelor's, master's, and Ph.D. degrees in
Director since 1996       economics. Joined Stanford University in 1970.
                          Adjunct Scholar, American Enterprise Institute;
                          Research Associate, National Bureau of Economic
                          Research. Director, AirTouch Communications, Inc.;
                          First Health Group Corporation; Oracle
                          Corporation. Chairman, Congressional Advisory
                          Commission on the Consumer Price Index; Council of
                          Economic Advisors, 1989-93. Member, Advisory
                          Committee of the Joint Committee on Taxation of the U.S. Congress; Panel of Advisors to the Congressional Budget Office; Economic Advisory
                          Council to the Governor of California; Los Angeles
                          Times Board of Advisors. Dr. Boskin is the recipient of numerous professional awards.

                                     Proxy Statement 1998      Exxon Corporation


D. Wayne Calloway         Retired Chairman of the Board and Chief Executive
[PHOTO]                   Officer, PepsiCo, Inc. Holds bachelor of business
Age 62                    administration degree. Joined PepsiCo, Inc.
Director since 1988       (beverages, snack foods, and restaurants) in 1967.
                          Held a variety of management positions, including
                          President, Chief Operating Officer, Chairman of
                          the Board and Chief Executive Officer, Frito-Lay,
                          Inc. Elected Chairman of the Board and Chief
                          Executive Officer of PepsiCo, Inc. in 1986.
                          Retired in 1996. Director, Citicorp; General
                          Electric Company; PepsiCo, Inc. Member, The
                          Business Council. Chairman, Board of Trustees,
                          Wake Forest University.
--------------------------------------------------------------------------------
Rene Dahan                Senior Vice President. Holds a degree in nautical
[PHOTO]                   science. Principal responsibilities include
Age 56                    Exxon's worldwide refining, marketing, and
Director since 1998       transportation activities; middle east operations;
                          Exxon Chemical Company; Exxon Research and
                          Engineering Company; environment and safety;
                          medicine and occupational health. Since joining
                          the Exxon organization in 1963, Mr. Dahan has held
                          a variety of management positions in domestic and
                          foreign operations, including President and Chief
                          Executive Officer of our Benelux affiliate;
                          President, Exxon Company, International. Elected
                          Senior Vice President of Exxon in 1995 and
                          Director in 1998. Member, International Advisory
                          Board of Instituto de Empresa; Board of Directors,
                          Junior Achievement International.
--------------------------------------------------------------------------------
Jess Hay                  Chairman, Texas Foundation for Higher Education;
[PHOTO]                   HCB Enterprises Inc (private investment firm).
Age 67                    Holds bachelor of business administration and law
Director since 1981       degrees. Prior to his retirement in December 1994,
                          Mr. Hay served for 29 years as Chief Executive
                          Officer of The Lomas Financial Group, a
                          diversified financial services group of companies engaged principally in mortgage banking and real estate lending. Practiced law in Dallas, Texas prior to joining Lomas in 1965. Director, The Viad
                          Corporation; SBC Communications Inc.; Trinity
                          Industries, Inc. Member of the Board, Greater
                          Dallas Planning Council; Southwestern Medical
                          Foundation; Texas Research League; Zale-Lipshy
                          Hospital of Dallas; World War II Memorial Advisory
                          Board; State Fair of Texas. Member, American,
                          Dallas, and Texas Bar Associations.

Exxon Corporation    Proxy Statement 1998



James R. Houghton         Retired Chairman of the Board and Chief Executive
[PHOTO]                   Officer, Corning Incorporated. Holds bachelor of
Age 62                    arts and master of business administration
Director since 1994       degrees. Joined Corning Incorporated (specialty
                          glass and ceramic materials, communications, and
                          consumer products) in 1962. Held a variety of
                          management positions, including Vice President and
                          European Area Manager, Corning Glass
                          International, S.A. Elected Chairman of the Board
                          and Chief Executive Officer of Corning
                          Incorporated in 1983. Retired in 1996. Director,
                          Corning Incorporated; J.P. Morgan & Co.
                          Incorporated; Metropolitan Life Insurance Company.
                          Trustee, Corning Museum of Glass; The Metropolitan
                          Museum of Art; The Pierpont Morgan Library.
                          Member, The Business Council; Council on Foreign
                          Relations; Harvard Corporation.
--------------------------------------------------------------------------------
William R. Howell         Chairman Emeritus, J.C. Penney Company, Inc.
[PHOTO]                   Holds bachelor of business administration degree.
Age 62                    Joined J.C. Penney Company, Inc. (department
Director since 1982       stores and catalog chain) in 1958. Held a variety
                          of management positions. Elected Chairman of the
                          Board and Chief Executive Officer in 1983.
                          Relinquished Chief Executive Officer position in
                          1995 and retired as Chairman of the Board in 1997.
                          Director, Bankers Trust New York Corporation and
                          Bankers Trust Company; Central and South West
                          Corporation; Halliburton Co.; Warner-Lambert
                          Company; The Williams Companies; Dallas Citizens
                          Council; National Organization on Disability;
                          National Retail Federation. Chairman, Board of
                          Trustees, Southern Methodist University.
--------------------------------------------------------------------------------
Reatha Clark King         President and Executive Director, General Mills
[PHOTO]                   Foundation; Vice President, General Mills, Inc.
Age 60                    (manufacture and marketing of consumer food
Director since 1997       products). Holds bachelor of science degree in
                          chemistry and mathematics, master of science degree in chemistry, master of business administration degree in finance and management, and Ph.D. degree in thermochemistry. Prior to joining the General Mills Foundation in 1988, Dr.
                          King held a variety of scientific and educational positions, including Research Chemist, National
                          Bureau of Standards; Chemistry Professor,
                          Associate Dean for Division of Natural Science &
                          Mathematics, and Associate Dean for Academic
                          Affairs, York College, City University of New
                          York; President, Metropolitan State University.
                          Director, H.B. Fuller Company; Norwest
                          Corporation. Trustee, H.B. Fuller Foundation;
                          Minnesota Mutual Life Insurance Company;
                          University of Chicago. Dr. King is the recipient of numerous awards, including 12 honorary doctorate degrees.

                                       Proxy Statement 1998    Exxon Corporation


Philip E. Lippincott      Retired Chairman and Chief Executive Officer,
[PHOTO]                   Scott Paper Company. Holds bachelor of arts degree
Age 62                    and master of business administration degree in
Director since 1986       food distribution. Joined Scott Paper Company
                          (sanitary paper, printing and publishing papers,
                          and forestry operations) in 1959. Held a variety
                          of management positions. Elected Chief Executive
                          Officer in 1982 and Chairman in 1983. Retired in
                          1994. Director, Campbell Soup Company. Chairman of
                          the Board and Director, Fox Chase Cancer Center.
                          Trustee, The Penn Mutual Life Insurance Company.
                          Board of Overseers, The Huntsman Center for
                          Competition and Innovation, The Wharton School,
                          University of Pennsylvania. Member, The Business
                          Council.
--------------------------------------------------------------------------------
Harry J. Longwell         Senior Vice President. Holds bachelor's degree in
[PHOTO]                   petroleum engineering. Principal responsibilities
Age 56                    include Exxon's oil, gas, coal and minerals
Director since 1995       exploration and production activities; venture
                          operations in the Commonwealth of Independent
                          States and China; Exxon Coal and Minerals Company;
                          Exxon Exploration Company; Exxon Production
                          Research Company; human resources. Since joining
                          the Exxon organization in 1963, Mr. Longwell has
                          held a variety of management positions in domestic
                          and foreign operations, including Vice
                          President-Production and President, Exxon Company,
                          U.S.A.; Vice President, Esso Europe Inc.; Vice
                          President-Exploration and Production, Senior Vice
                          President-Exploration, Production, and Gas, and
                          Executive Vice President, Exxon Company,
                          International. Elected Senior Vice President and
                          Director of Exxon in 1995. Director, U.S.-China
                          Business Council; Louisiana State University
                          Foundation; United Way of Dallas. Member, Advisory
                          Board, Dallas Habitat for Humanity; Board of
                          Visitors, University of Texas, M.D. Anderson
                          Cancer Center; American Petroleum Institute;
                          Society of Petroleum Engineers.
--------------------------------------------------------------------------------
Marilyn Carlson Nelson    Vice Chair and Chief Operating Officer, Carlson
[PHOTO]                   Companies, Inc.; Co-Chair, Carlson Wagonlit
Age 58                    Travel. Holds bachelor's degree in international
Director since 1991       economics. Since joining Carlson Companies, Inc.
                          (travel, hotels, restaurants, and marketing services) in 1989, Mrs. Nelson has held a number of management positions, including Director,
                          Senior Vice President, and Vice Chair, Carlson
                          Holdings, Inc. Director, Carlson Companies, Inc.;
                          U.S. West Inc. Member, Center for International
                          Leadership; Committee of 200; International
                          Advisory Council; United States National Tourism
                          Organization; World Travel and Tourism Council.
                          Mrs. Nelson is the recipient of numerous awards, including two honorary doctorate degrees.

Exxon Corporation     Proxy Statement 1998


Lee R. Raymond            Chairman of the Board and Chief Executive Officer.
[PHOTO]                   Holds bachelor's and Ph.D. degrees in chemical
Age 59                    engineering. Since joining the Exxon organization
Director since 1984       in 1963, Mr. Raymond held a variety of management
                          positions in domestic and foreign operations,
                          including Exxon Company, U.S.A.; Creole Petroleum
                          Corporation; Exxon International Company; Exxon
                          Enterprises; Esso Inter-America Inc. Elected
                          Senior Vice President and Director of Exxon in
                          1984, President in 1987, Chairman and Chief
                          Executive Officer in 1993, and added title of
                          President in 1996. Director, J.P. Morgan & Co.
                          Incorporated; Morgan Guaranty Trust Company of New
                          York; American Petroleum Institute; United Negro
                          College Fund. Trustee, Southern Methodist
                          University; Wisconsin Alumni Research Foundation.
                          Member, The Business Council; The Business
                          Roundtable; Council on Foreign Relations;
                          Emergency Committee for American Trade; National
                          Petroleum Council; Singapore-U.S. Business
                          Council; Trilateral Commission; University of
                          Wisconsin Foundation.
--------------------------------------------------------------------------------
Walter V. Shipley         Chairman of the Board and Chief Executive Officer,
[PHOTO]                   The Chase Manhattan Corporation and The Chase
Age 62                    Manhattan Bank (banking and finance). Holds
                          bachelor of science degree. Joined Chemical Bank in 1956. Held a variety of management positions, including Chairman of the Board and Chief
                          Executive Officer. [In 1996, Chemical Banking
                          Corporation and The Chase Manhattan Corporation merged.] Director, Bell Atlantic Corporation;
                          Champion International Corporation; Federal
                          Reserve Bank of New York; Lincoln Center for the
                          Performing Arts, Inc.; New York City Partnership and Chamber of Commerce; United Way of Tri-State;
                          United Cerebral Palsy Research and Educational
                          Foundation, Inc. President and Director, Goodwill
                          Industries of Greater New York, Inc. Member, The
                          Bankers Roundtable; The Business Council; The
                          Business Roundtable; U.S.-Japan Business Council,
                          Inc. Board of Trustees, American Museum of Natural
                          History.

                                       Proxy Statement 1998    Exxon Corporation


Robert E. Wilhelm         Senior Vice President. Holds bachelor of science
[PHOTO]                   and master of business administration degrees.
Age 57                    Principal responsibilities include Exxon Company,
Director since 1992       U.S.A.; Imperial Oil Limited; accounting and
                          financial control; corporate planning; public
                          affairs; treasurer's. Since joining the Exxon
                          organization in 1963, Mr. Wilhelm has held a
                          variety of management positions in domestic and
                          foreign operations, including Vice
                          President-Petroleum Products, Esso Europe Inc.;
                          President, Esso Inter-America Inc.; Executive Vice
                          President, Exxon Company, International. Elected
                          Senior Vice President of Exxon in 1990 and
                          Director in 1992. Vice Chairman, Council of the
                          Americas. Board of Governors, Foreign Policy
                          Association. Member, Coal Industry Advisory Board
                          of the International Energy Agency; Council on
                          Foreign Relations; Massachusetts Institute of
                          Technology Corporation. Vice President, Circle 10
                          Council, Boy Scouts of America. Trustee, Greenhill
                          School, Dallas, Texas.
--------------------------------------------------------------------------------


DIRECTOR COMPENSATION

Exxon employees receive no extra pay for serving as directors. Nonemployee directors receive a base fee of $40,000 a year; $1,500 per Board and committee meeting attended; and reimbursement of meeting expenses. Except for the Executive Committee, nonemployee directors also receive $3,000 per committee membership and $5,000 per committee chairmanship.

We also pay a portion of director compensation in stock. Each nonemployee director receives 4,000 shares of restricted stock when first elected to the Board and, if the director remains in office, an additional 600 restricted shares each following year. While on the Board, the nonemployee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares.


BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

The Audit Committee is responsible for accounting and internal control matters. Subject to shareholder approval, the committee chooses the independent public accountants to audit Exxon's financial statements. The committee consults with the independent accountants and reviews their audit and other work. The committee also consults with Exxon's Controller and General Auditor and reviews Exxon's internal controls and compliance with policies. In addition to its regular activities, the committee is available to meet on call of the independent accountants, Controller, or General Auditor whenever a special situation arises.

Exxon Corporation     Proxy Statement 1998


Committee members: Dr. King; Mrs. Nelson; Messrs. Calloway (Chairman), Houghton, and Howell.

Meetings last year: three

The Board Advisory Committee on Contributions reviews the level of Exxon's support for education and other public service programs, including the company's contributions to the Exxon Education Foundation. The Foundation works to improve the quality of education in America at all levels, with special emphasis on math and science.

Committee members: Mrs. Nelson; Messrs. Hay (Chairman), Lippincott, Longwell, and Wilhelm.

Meetings last year: two

The Board Affairs Committee recommends director candidates; reviews nonemployee director compensation; and reviews other corporate governance practices. The committee will consider your suggestions for possible director candidates if you submit the name and biographical information in writing to Exxon's Secretary at the address under "Questions?" on page 23. On request, the Secretary will also provide a description of the qualifications we look for in director candidates.

Committee members: Mrs. Nelson (Chairman); Messrs. Hay and Howell.

Meetings last year: four

The Board Compensation Committee or BCC oversees compensation for Exxon's senior executives, including salary, bonus, and incentive awards. The committee also reviews succession plans for key executive positions. The committee's report on executive compensation starts on page 10.

Committee members: Dr. Boskin; Messrs. Howell (Chairman), Lippincott (Vice Chairman), Calloway, and Hay.

Meetings last year: eight

The Finance Committee reviews Exxon's financial policies and strategies, including our capital structure, and authorizes corporate debt within limits set by the Board.

Committee members: Dr. Boskin; Messrs. Raymond (Chairman), Calloway, and
Houghton.

Meetings last year: four

The Public Issues Committee reviews Exxon's policies and practices on relevant public issues, including their effects on the environment, safety, and health. The committee hears reports from operating units on environmental and safety activities. The committee also visits operating sites to observe and comment on current practices, including spill and hazard prevention.

Committee members: Dr. Boskin; Dr. King; Messrs. Lippincott (Chairman), Houghton, Longwell, and Wilhelm.

Meetings last year: three

The Executive Committee has broad power to act on behalf of the Board. In practice, the committee only meets when it is impractical to call a meeting of the full Board.

Regular committee members: Messrs. Raymond (Chairman), Calloway, Hay, Howell, and Lippincott. Other directors serve as alternate members on a rotational basis.

Meetings last year: none

                                       Proxy Statement 1998    Exxon Corporation


DIRECTOR AND OFFICER STOCK OWNERSHIP


These tables show how much Exxon common stock each executive named in the Summary Compensation Table on page 14 and each nonemployee director and nominee owned on February 12, 1998. None of these individuals owns more than 0.13 percent of the outstanding shares.

                                                              Shares Covered by
Named Executive Officer                     Shares Owned     Exercisable Options
--------------------------------------------------------------------------------
Lee R. Raymond .............................  348,705(1)         2,628,212
Rene Dahan .................................   74,805(2)           653,550
Harry J. Longwell ..........................  148,933(3)           924,232
Robert E. Wilhelm ..........................  182,424(4)         1,036,658
Ray B. Nesbitt .............................  102,275              480,000

   (1) Includes 1,200 shares covered by power of attorney for parent
   (2) Includes 37,032 shares owned jointly with spouse
   (3) Includes 46 shares owned by spouse
   (4) Includes 3,070 shares owned jointly with spouse and 8,362 shares in trust for children

Nonemployee Director/Nominee                                        Shares Owned
--------------------------------------------------------------------------------
Michael J. Boskin .................................................   5,200
D. Wayne Calloway .................................................  10,000
Jess Hay ..........................................................  21,000(1)
James R. Houghton .................................................   8,200(2)
William R. Howell .................................................   8,400(3)
Reatha Clark King .................................................   4,750
Philip E. Lippincott ..............................................  10,000
Marilyn Carlson Nelson ............................................  16,200(4)
Walter V. Shipley .................................................   1,000

The nonemployee directors are not granted Exxon stock options.

   (1) Includes 12,400 shares in a defined benefit plan
   (2) Includes 1,200 shares owned by spouse
   (3) Includes 2,700 shares held as constructive trustee for former spouse
   (4) Includes 9,000 shares in trust

On February 12, 1998, Exxon's directors and executive officers (22 people) together owned 1,644,501 shares of Exxon stock and 8,797,606 shares covered by exercisable options, representing about 0.43 percent of the outstanding shares.

The trustee of Exxon's Thrift Plan holds and votes all the outstanding shares of Exxon's Class A Preferred Stock. See page 23 for more details. The trustee is a committee of five Exxon executives, none of whom is a director or nominee.

Exxon Corporation     Proxy Statement 1998


BCC REPORT ON EXECUTIVE COMPENSATION

Overview

Exxon's executive compensation program is designed to motivate, reward, and retain the management talent our company needs to achieve its business goals and maintain its leadership in the petroleum industry. Our program makes a significant portion of senior executives' potential compensation dependent upon increased shareholder value.

Exxon's success depends on retaining and motivating executives who have developed the skills and expertise required to lead a global organization. We do this with:

     Competitive base salaries in keeping with a philosophy of career continuity Rewards for exceptional performance and accomplishments
     Incentives to meet short-term and long-term objectives

The nature of the petroleum business requires long-term and capital-intensive investments. These investments often take years to generate a return to shareholders. Accordingly, we grant incentive awards with a view toward long-term corporate performance. These awards may not fluctuate as much as year-to-year financial results.

Exxon pays for performance based on an individual's level of responsibility. For this purpose, performance means both individual and corporate performance. We motivate performance by recognizing the past year's results and by providing incentives for further improvement in the future.

Individual performance includes the ability to put Exxon's business plans into effect and to react to unanticipated events. We base compensation decisions for all executives, including the Chief Executive Officer (CEO) and the other executives named in the Summary Compensation Table on page 14, on these criteria.

The three major components of Exxon's compensation program are base salary, short term incentive awards, and long term incentive awards.

Base Salary

In keeping with the long-term and highly technical nature of Exxon's business, we take a long-term approach to management development. This career-oriented philosophy requires a competitive base salary.

Each year, we adjust Exxon's salary structure based on competitive positioning (comparing Exxon's salary structure with salaries paid by other companies); Exxon's own business performance; and general economic factors. Specific weights are not given to these factors, but competitive positioning is the most important factor. Business and other economic factors, such as net income and estimates of inflation, are secondary considerations.

We use a number of surveys to determine Exxon's competitive salary position. Primarily, we compare our salary structure with the U.S.-based oil companies in the industry group used for comparing stock performance on page 17. We do not consider salary data from the foreign-based oil companies in that group. Their executive compensation structures are not considered comparable.

Exxon's business, and the competition for executives, extend beyond the oil industry. Therefore, we also compare salary structure with other major U.S.-based corporations.

                                       Proxy Statement 1998    Exxon Corporation


Exxon is larger and more diverse than the other surveyed companies. Therefore, Exxon targets its salary ranges between the median and high end of the survey data. Within these ranges, we determine individual executive salaries based on individual performance, level of responsibility, and experience. The BCC recommends the CEO's salary to the Board of Directors, sets the salaries for Exxon's other elected officers, and reviews the salaries of other senior executives.

Within the competitive salary framework described above, the BCC determines the CEO's salary by judging the CEO's individual contributions to Exxon's business, level of responsibility, and career experience. The Committee does not use particular formulas or measures, but recognizes Exxon's size and complexity. The BCC does not give specific weights to the factors considered, but the primary factor is the CEO's individual contributions to the business. Mr. Raymond's salary reflects his strong leadership and significant individual contributions to Exxon's business.

Short Term Incentive Awards

Short term incentive awards consist of cash bonuses and Earnings Bonus Units
(EBUs). See page 16 for a description of the terms of EBUs. We grant short term awards to executives to reward their contributions to the business during the past year. We also grant EBUs as incentives for strong, mid-term corporate performance. EBUs help stress that decisions and contributions in any one year affect future years. In 1997, approximately one half of executive bonuses was in the form of EBUs. The cumulative earnings required for maximum payout of each EBU granted this year was increased from last year.

Each year, the BCC establishes a ceiling for cash bonuses and EBUs. The ceiling for 1997 was $66 million. Almost all of that amount was granted in awards to approximately 1,000 employees. The ceiling is based on Exxon's business performance, progress toward long-term goals, and competitive position. No particular formula is used. Some of the measures of performance considered by the BCC include net income, earnings per share, return on capital employed, return on equity, and dividends. The BCC does not give specific weights to these measures. The 1997 ceiling was higher than the 1996 ceiling based on several factors: Exxon's third consecutive year of record earnings and overall business performance; continued strengthening of its worldwide competitive position; and progress toward long-range strategic goals.

The bonus an executive receives depends on the executive's individual performance and level of responsibility. Each year, we assess relative performance based on factors including initiative, business judgment, technical expertise, and management skills.

Mr. Raymond's 1997 award reflects his level of responsibility, his leadership, and his experience which significantly contributed to Exxon's third consecutive year of record earnings and the continued strengthening of its worldwide competitive position. This determination was based on the BCC's judgment regarding Mr. Raymond's overall contribution as CEO. The BCC does not think narrow quantitative measures or formulas are sufficient for this purpose. The Committee believes the combination of Mr. Raymond's base salary and short term awards is appropriate compared to CEOs of Exxon's competitors, taking into account the size, complexity, and business results of those companies compared to Exxon.

Exxon Corporation     Proxy Statement 1998


Long Term Incentive Awards

Long term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. Stock options were the primary long term incentive granted to executive officers and over 3,200 other key employees in 1997. The BCC believes that a significant portion of senior executives' compensation should depend on value created for the shareholders. Options are an excellent way to accomplish this because they tie the executives' interests directly to the shareholders' interests. See page 15 for a description of the terms of options.

The number of options granted to executive officers is based on individual performance and level of responsibility. For this purpose, the Committee measures performance in the same way as described above for short term awards. Option grants must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of options held by an executive is not a factor in determining subsequent grants. Granting options on that basis could create an incentive for executives to exercise options and sell their shares.

Last year the BCC granted Career Shares to a limited number of senior executives. Career Shares are shares of Exxon Common Stock that normally may not be sold until after an executive reaches normal retirement age. The shares may be forfeited if an executive leaves before that time. Given the size, complexity, and global scope of Exxon's business, it is essential to retain an experienced senior management team. Career Shares help Exxon retain key strategic and operating executives for the long term. These awards also provide an additional incentive for superior long-term corporate performance. The number of Career Shares granted to senior executives also reflects the increased responsibility and complexity of senior positions.

The Committee bases individual Career Share grants on the executive's personal contribution and level of responsibility. The number of shares held by an executive is not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

Mr. Raymond's long term incentive awards reflect his level of responsibility, his leadership, and the BCC's judgment of his overall contribution as CEO. In making this determination, the BCC considered the complex, highly technical, and long-term nature of Exxon's business. As with short term awards, the Committee does not think narrow quantitative measures or formulas are sufficient for this purpose.

The BCC substantially increased Mr. Raymond's Career Share award this year. The award recognizes his outstanding contributions to Exxon's exceptional performance as reflected by three years of record earnings, continued strengthening of the Corporation's worldwide competitive position, and its progress toward long-range strategic goals. The restrictions on the award are designed to retain his leadership for the remainder of his career.

U.S. Income Tax Limits on Deductibility

U.S. income tax law limits the amount Exxon can deduct for compensation paid to the CEO and the other four most highly paid executives. Performance-based compensation that meets IRS requirements is not subject to this limit. The short term awards and stock option grants described

                                       Proxy Statement 1998    Exxon Corporation


above are designed to meet these requirements so that Exxon can continue to deduct the related expenses. Specifically, the shareholders last year approved broad performance measures for short term awards to the top executives. The shareholders also set annual limits on short term awards to these executives (0.2% of operating net income) and on individual option grants (0.2% of outstanding shares at year-end 1996, adjusted for stock splits). These are not targets, only maximums established for deductibility purposes. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

Summary

The BCC is made up of nonemployee directors who do not participate in any of the compensation plans they administer. The BCC approves or endorses all the programs that involve compensation paid or awarded to senior executives.

The BCC is responsible for seeing that Exxon's compensation program serves the best interest of its shareholders. To help meet this responsibility, the BCC is guided by an independent analysis of the competitiveness of Exxon's executive compensation. This analysis is prepared each year by a leading public accounting firm. The BCC also considers the results of the salary surveys described above.

In the opinion of the Committee, Exxon has an appropriate and competitive compensation program. The combination of sound base salary, competitive short term bonuses, and emphasis on long term incentives provides a balanced and stable foundation for effective executive leadership.


William R. Howell, Chairman
Philip E. Lippincott, Vice Chairman
Michael J. Boskin
D. Wayne Calloway
Jess Hay

Exxon Corporation    Proxy Statement 1998

EXECUTIVE COMPENSATION TABLES

These tables show the compensation of Exxon's Chairman and the four other most highly paid executives. Share data reflect the two-for-one stock split in March 1997. See the BCC report beginning on page 10 for an explanation of our compensation philosophy.

Summary Compensation Table

                                             Annual Compensation                        Long Term Compensation
                                     --------------------------------------------------------------------------------
                                                                                       Awards               Payouts
                                                                             -------------------------      -------
                                                               Other Annual    Restricted                     LTIP       All Other
Name and                               Salary         Bonus    Compensation      Stock         Options       Payouts   Compensation
Principal Position           Year        ($)          ($)          ($)       Award(s)($)(a)      (#)          ($)(b)      ($)(c)
------------------------------------------------------------------------------------------------------------------------------------
L. R. Raymond                1997     1,750,000     1,500,000     26,472       6,087,500       425,000       850,000     105,000
Chairman and CEO             1996     1,550,000     1,250,000     19,977         943,125       450,000       525,000      93,000
                             1995     1,400,000     1,000,000     93,486         775,000       450,000       798,000     102,816

R. Dahan                     1997       780,001       500,000      4,488         608,750       200,000       297,500      60,173
Senior Vice President        1996       685,000       385,000      3,590         330,094       220,000       150,000      53,019
  and Director               1995       570,000       300,000      7,620         271,250       180,000       219,000      41,906

H. J. Longwell               1997       780,001       500,000      5,725         608,750       200,000       297,500      60,173
Senior Vice President        1996       685,000       385,000      6,129         330,094       220,000       150,000      53,019
  and Director               1995       610,000       300,000     49,316         271,250       180,000       225,000      44,746

R. E. Wilhelm                1997       807,001       500,000      7,192         608,750       200,000       348,500      62,174
Senior Vice President        1996       745,000       415,000      6,461         330,094       220,000       210,000      57,497
  and Director               1995       705,000       350,000      6,811         271,250       220,000       357,000      52,116

R. B. Nesbitt                1997       648,000       300,000      8,411             -0-       130,000       217,600      55,820
Vice President; President,   1996       595,000       265,000     10,170         235,781       140,000       132,000      51,366
  Exxon Chemical Company     1995       560,000       220,000      8,208         193,750       120,000       219,000      46,276



(a) Number of restricted shares times the market price of Exxon stock on the day of grant. As of December 31, 1997, the total number and value of restricted shares held by these executives were: Mr. Raymond: 180,000 shares ($11,025,000); Mr. Dahan: 36,000 shares ($2,205,000); Mr. Longwell: 36,000 shares ($2,205,000); Mr. Wilhelm: 38,000 shares ($2,327,500); and Mr.
    Nesbitt: 18,000 shares ($1,102,500). The values given do not reflect the fact that the shares are restricted. The executives receive the same cash dividends on restricted shares as holders of regular common stock, but cannot sell the shares during the restricted period. See page 12 for more information on these shares, which we call Career Shares.

(b) Settlements of Earnings Bonus Units. See page 16 for more details.

(c) 1997 values represent matching credits under Exxon's thrift plans (Mr.
    Raymond: $105,000; Mr. Dahan: $48,379; Mr. Longwell: $48,379; Mr. Wilhelm:
    $49,972; and Mr. Nesbitt: $40,424) and costs of supplemental life insurance (Mr. Dahan: $11,794; Mr. Longwell: $11,794; Mr. Wilhelm: $12,202; and Mr.
    Nesbitt: $15,396).

                                     Proxy Statement 1998      Exxon Corporation

Option Grants in Last Fiscal Year

                                                                             Potential Realizable Value at
                                                                             Assumed Annual Rates of Stock
                                        Individual Grants (a)            Price Appreciation for Option Term (b)
                        ---------------------------------------------------------------------------------------
                         Number of    % of Total
                        Securities      Options                               If Stock At       If Stock At
                        Underlying    Granted to    Exercise                    $100.02           $159.27
                         Options       Employees    or Base                   -----------       ------------
                         Granted       in Fiscal     Price      Expiration         5%                10%
Name                       (#)           Year        ($/Sh)        Date           ($)                ($)
--------------------------------------------------------------------------------------------------------------
All Shareholders'          N/A           N/A           N/A          N/A       94.7 billion       239.9 billion
  Stock Appreciation
--------------------------------------------------------------------------------------------------------------
L. R. Raymond            425,000         3.9%         61.41       11/25/07     16,412,676          41,592,943

R. Dahan                 200,000         1.8%         61.41       11/25/07      7,723,612          19,573,150

H. J. Longwell           200,000         1.8%         61.41       11/25/07      7,723,612          19,573,150

R. E. Wilhelm            200,000         1.8%         61.41       11/25/07      7,723,612          19,573,150

R. B. Nesbitt            130,000         1.2%         61.41       11/25/07      5,020,348          12,722,547



(a) The exercise price of options is the market price of Exxon stock on the grant date. Options granted to senior executives become exercisable after one year of continuous employment or on death. The maximum option term is 10 years after grant or five years after death, if earlier. Options may be forfeited in cases of detrimental activity or early termination of employment. We did not grant any stock appreciation rights to senior executives last year.

(b) These columns show the gains option holders and all shareholders could realize if Exxon stock appreciates at a 5% or 10% rate. These growth rates are arbitrary assumptions specified by the SEC, not Exxon's predictions.



Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                     Number of                      Number of Securities             Value of Unexercised,
                      Shares                        Underlying Unexercised         In-The-Money Options/SARs
                    Underlying      Value         Options/SARs at FY-End (#)             at FY-End ($)*
                   Options/SARs   Realized       -------------------------------------------------------------
Name               Exercised (#)     ($)         Exercisable    Unexercisable     Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------
L. R. Raymond         360,670     12,335,407      2,628,212        425,000         70,738,944         -0-

R. Dahan               96,658      2,399,369        653,550        200,000         14,722,992         -0-

H. J. Longwell         50,418      1,593,976        924,232        200,000         23,570,167         -0-

R. E. Wilhelm         102,770      3,138,632      1,213,230        200,000         31,837,732         -0-

R. B. Nesbitt         146,000      3,756,038        480,000        130,000         11,311,251         -0-


* The difference between the option exercise price and the market price of Exxon stock at year-end. The actual gain, if any, an executive realizes will depend on the market price of Exxon stock at the time of exercise. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date specified.

Exxon Corporation    Proxy Statement 1998

Long Term Incentive Plans - Awards in Last Fiscal Year

                                               Performance or        Estimated Future Payouts Under
                           Number of         Other Period Until        Non-Stock Price-Based Plans
                       Shares, Units, or        Maturation or        -------------------------------
Name                     Other Rights*             Payout                       Maximum ($)
----------------------------------------------------------------------------------------------------
L. R. Raymond               325,000            5 years maximum                   1,462,500

R. Dahan                    100,000            5 years maximum                     450,000

H. J. Longwell              100,000            5 years maximum                     450,000

R. E. Wilhelm               100,000            5 years maximum                     450,000

R. B. Nesbitt                70,000            5 years maximum                     315,000



* These are Earnings Bonus Units or EBUs. Each EBU entitles the executive to receive an amount equal to Exxon's cumulative net income per common share announced each quarter beginning after the grant. Payout occurs on the fifth anniversary of grant or when the maximum settlement value of $4.50 per unit is reached, if earlier. SEC rules classify EBUs as long term incentives, but because of the nature of Exxon's business we view EBUs as short term awards. See page 11 for more details.


Pension Plan Table

                                     Years of Service
                -----------------------------------------------------------
Remuneration*        30             35              40               45
---------------------------------------------------------------------------
$1,000,000      $  480,000      $  560,000      $  640,000      $  720,000
 1,500,000         720,000         840,000         960,000       1,080,000
 2,000,000         960,000       1,120,000       1,280,000       1,440,000
 2,500,000       1,200,000       1,400,000       1,600,000       1,800,000
 3,000,000       1,440,000       1,680,000       1,920,000       2,160,000
 3,500,000       1,680,000       1,960,000       2,240,000       2,520,000
 4,000,000       1,920,000       2,240,000       2,560,000       2,880,000
 4,500,000       2,160,000       2,520,000       2,880,000       3,240,000
 5,000,000       2,400,000       2,800,000       3,200,000       3,600,000



* For plan purposes, this means (1) average annual salary over the highest paid 36-month period during the employee's last 10 years of employment, plus (2) the average of the three highest cash bonus and EBU awards during the employee's last five years of employment.

Employees who meet the age, service, and other requirements of Exxon's annuity plans are eligible for an annuity (or pension) after retirement. The table shows the approximate yearly annuity that would be paid to an Exxon employee in the top compensation (salary and bonus) and period of service categories. The annuity is calculated on a straight life basis with a five year minimum. The actual annuity would be reduced by a portion of the employee's Social Security benefits.

For annuity purposes, covered compensation for the executives named in the Summary Compensation Table on page 14 includes amounts shown in the "Salary" and "Bonus" columns of that table, plus EBU awards shown in the Long Term Incentive Plans table above.

At January 31, 1998, the covered compensation and credited years of service for these executives were:

   Mr. Raymond:  $4,026,389 (35 years)
   Mr. Dahan:    $1,458,611 (36 years)
   Mr. Longwell: $1,470,278 (35 years)
   Mr. Wilhelm:  $1,580,472 (37 years)
   Mr. Nesbitt:  $1,131,644 (44 years)

                                       Proxy Statement 1998    Exxon Corporation


STOCK PERFORMANCE GRAPHS

Annual total returns to Exxon shareholders were 28% in 1997, 26% in 1996, and 38% in 1995. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of Exxon stock, the S&P 500, and an industry peer group over the last five- and 10-year periods. The peer group consists of seven other international integrated oil companies: Amoco, British Petroleum, Chevron, Mobil, Royal Dutch, "Shell" Transport and Trading, and Texaco.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS
                    Value of $100 Invested at Year-End 1992

                              [PERFORMANCE GRAPH]

                       1992    1993    1994    1995    1996    1997
                         Fiscal Years Ended December 31

EXXON CORPORATION      100     108     109     150     190     244
S&P 500                100     110     112     153     189     252
INDUSTRY GROUP         100     130     144     190     241     296


                       TEN-YEAR CUMULATIVE TOTAL RETURNS
                    Value of $100 Invested at Year-End 1987

                              [PERFORMANCE GRAPH]

                    1987   1988   1989   1990   1991   1992   1993   1994   1995   1996   1997
                         Fiscal Years Ended December 31
EXXON CORPORATION   100    121    145    158    194    204    220    222    307    388    497
S&P 500             100    117    154    149    194    209    230    233    321    394    526
INDUSTRY GROUP      100    112    161    175    187    180    234    259    342    435    534


BOARD OF DIRECTORS PROPOSAL

Ratification of independent accountants
(Item 2 on the proxy card)

The Audit Committee of the Board has appointed Price Waterhouse LLP (PW) to audit our financial statements for 1998. We are asking you to ratify that appointment.

PW has been Exxon's independent accounting firm for many years, and we believe they are well qualified for the job. A PW representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends you vote FOR this proposal.

Exxon Corporation     Proxy Statement 1998


SHAREHOLDER PROPOSALS
(Items 3 and 4 on the proxy card)

We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the address under "Questions?" on page 23, the Secretary will provide information about the shareholdings of the proposal sponsors.

The Board recommends you vote AGAINST these proposals for the reasons we give after each one.

Additional reporting of political contributions

This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

"RESOLVED, That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston, and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner."

REASONS: "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

Last year the owners of 63,434,778 shares, representing approximately 7.1% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this proposal."

The Board recommends you vote AGAINST this proposal for the following reasons:

A similar proposal was presented by this same proponent at Exxon's 1975, 1976, 1984, 1996, and 1997 annual meetings, and each time it was rejected by shareholders owning more than 92 percent of the shares voted.

Exxon Corporation makes limited contributions to political candidates or political parties, which are fully in keeping with applicable laws. Eligible management and administrative employees and selected retirees who wish to participate in the political process are given the opportunity to do so by contributing to candidates through the Exxon Corporation Political Action Committee and the Exxon

                                       Proxy Statement 1998    Exxon Corporation


Corporation Political Action Committee of Texas (the "Exxon PACs"). As required by applicable federal and state election laws, information about political contributions made by the Corporation and the Exxon PACs is publicly available.

The Corporation legally may, and as a matter of policy does, take positions with respect to proposed legislation and ballot propositions or referenda which could affect the business activities of the Corporation and the shareholders' investment in it. It communicates such positions in a variety of ways, including testimony before congressional and other legislative committees, articles in company publications which shareholders receive, and occasionally, special letters to shareholders. From time to time, subject to strict management review, the Corporation provides financial support to citizens' groups which are taking positions for or against ballot propositions or referenda having an important impact on the Corporation. The Corporation also belongs to various trade and other associations which take public positions on such matters.

In view of the Corporation's policies and practices in this area, the Board of Directors believes that this proposal would create an unneccessary expense as this information is already available from the Corporation.

Additional report on climate change

This proposal was submitted by The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233 and three co-proponents.

"WHEREAS, a Business Week article: `Global Warming: Is There Still Room for Doubt? Sorry, Skeptics. Scientists Say They Have the Smoking Gun' (11/03/97) stated:
     On Oct. 13, the CEO of Exxon Corp., Lee R. Raymond, told the 15th World Petroleum Congress in Beijing three things: First, the world isn't warming. Second, even if it were, oil and gas wouldn't be the cause. Third, no one can predict the likely future temperature rise.

          Many others in industry and government are skeptical of the threats posed by global warming, and they would likely agree with Raymond's conclusion: `Before we make choices about global climate policies, we need an open debate on the science, an analysis of the risks, and a careful consideration of the costs and benefits.'

          The call for scientific debate is 10 years too late. The costs of dealing with global warming are uncertain, but in the past decade global warming itself has become one of the most exhaustively debated subjects in science. The result is a solid consensus on the scientific facts. According to the consensus, Raymond's three assertions are wrong.

The article shows that, in critical areas, Mr. Raymond's contentions contradict conclusions of the Intergovernmental Panel on Climate Change (IPCC). The IPCC was established in 1988 by the World Meteorological Organization and the United Nations Environment Program to assess the science of climate change, determine its impacts on the environment and society, and formulate strategies to respond. A key point is the contention that only 4% of carbon dioxide entering the atmosphere comes from human activity. This led Mr. Raymond to state: `Leaping to cut this tiny sliver of the

Exxon Corporation     Proxy Statement 1998



greenhouse pie... defies common sense.' However, according to BW:

     the 30% rise in atmospheric carbon dioxide during the industrial era is due to human activity and is responsible for the warming so far. In cautious language generated by extensive discussion, the IPCC produced what scientists say is the smoking gun: `The balance of evidence suggests a discernible human influence on global climate.'

   - John Browne, Group Chief Executive of British Petroleum America, stated:
     `The time to consider the policy dimensions of climate change is... when the possibility cannot be discounted... We in BP have reached that point.'

   - Such an admission from an executive of a major competitor in the fossil fuel industry -- believed to be a significant contributor to the problem -- invites us to seriously re-examine the issue.

RESOLVED, that shareholders request the Board to create a committee of its outside directors to independently review (at reasonable cost and omitting proprietary information) and make available to shareholders by August, 1998 a full report about the impact of climate change on our company's present policies and practices. Among issues to be treated we recommend that these include 1) any anticipated liabilities our company may incur from its possible contribution to the problem; 2) what the company can do to reduce carbon dioxide emissions from our fossil fuels.

If you agree, please vote `yes.'"

The Board recommends you vote AGAINST this proposal for the following reasons:

The proposal calls for a new Board committee to study global climate change. The Board believes such a committee would be an unwarranted duplication of effort since it is already kept well informed about this issue. The proposal also calls for a special report despite the extensive, ongoing communications on this subject Exxon already provides to shareholders, employees, and the public through publications such as the annual report, The Lamp, Perspectives, and executive speeches. These and other sources of information are available on Exxon's Internet site (www.exxon.com).

Even more troubling, however, is the erroneous basis for the proposal. The proponent cites a Business Week article that misrepresents Exxon Chairman Lee Raymond's remarks at the World Petroleum Congress in Beijing in October 1997 as well as the state of scientific understanding. The article says that all scientific questions have been answered. This is not the case.

Climate science is an extremely complex subject, and Exxon has been studying it carefully for over a decade. While computer models that attempt to predict future climate have improved, they still have serious deficiencies. Model precision remains inadequate either to match historical climate or to predict current climate without large arbitrary adjustments. Actual measurements of global temperature do not show signs of climate change outside normal historical variability.

In drawing its conclusions about the science, the Business Week article makes selective reference to the report by the Intergovernmental Panel on Climate Change


20



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                                          Proxy Statement 1998 Exxon Corporation


(IPCC). A thorough reading of the full IPCC report shows that important uncertainties remain, a view supported by many other scientists studying this issue. For example, in July 1997, the Massachusetts Institute of Technology Joint Program on the Science and Policy of Global Change noted that "some scientists have been skeptical" about the IPCC's attribution of climate change to human activity and that "this group has grown substantially over time."

The potential for climate change caused by elevated levels of carbon dioxide in the atmosphere is a legitimate concern, and reducing the scientific uncertainties is important. Exxon's view is that a much better understanding of the science is required before governments or international bodies mandate cuts in the use of fossil fuels.

Meeting the Kyoto targets will require large cuts in U.S. energy use as government forecasts project that emissions will exceed the target set in the recent Kyoto negotiations by over 40 percent. Other developed countries also would need to reduce energy consumption substantially. The published, peer-reviewed economic literature shows that the financial and social impact of substantial mandated fossil fuel reductions (through taxes, rationing, or other measures) would severely damage economies, industry, and jobs.

Excluding developing nations from such reductions, which renders the Kyoto targets largely ineffective, will not prevent those countries from being hurt. Their exports will suffer as the economic growth of industrialized nations is impaired. In developing nations, reducing economic growth would mean fewer financial resources available for meeting real and immediate social needs such as reduced poverty, clean drinking water, health care, and education.


As economies grow and prosper, their energy use increases. This use is primarily driven by the market system, individual decisions, and resulting demands of business and consumers for fuel and chemical products. At the same time, we believe that energy should be used wisely and efficiently. We practice this philosophy in our own operations because we clearly understand that saving energy is a sound business practice and increases shareholder value. Exxon refineries and chemical plants are over 35 percent more energy-efficient than they were in 1973. Our emphasis on efficient fuel use saves over 3 billion gallons of oil a year.

For example, Exxon operates or has an interest in 26 cogeneration plants around the world. Cogeneration is a technology that makes steam and electricity simultaneously, requiring 30 percent less energy than making them separately. Using cogeneration at just two Exxon refineries (Baytown, Texas and Baton Rouge, Louisiana) will reduce energy use by some 100 million oil-equivalent gallons a year. Extensive research and engineering efforts ensure that Exxon can continue to increase operating plant efficiency through improvements in reactor and furnace design, new catalysts, and other measures.

Exxon also conducts extensive research aimed at improving the efficient use of our products. We are working with various automobile manufacturers around the world to investigate ways to improve the efficiency of internal combustion engines. And for the future, we are exploring the potential of even more efficient hydrocarbon-powered fuel cells, which combine hydrogen and oxygen in a chemical reaction to produce electricity, heat, and water.


                                                                              21



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Exxon Corporation     Proxy Statement 1998


Exxon is committed to participating actively in an open and informed public debate on the question of climate change -- a debate in which all aspects of the issue can be thoughtfully considered, particularly the science and the economic implications of mandated reductions in fossil fuel use. Given the potential large negative impact on economic growth and individual lifestyles, it is important to avoid precipitous actions before this thoughtful debate has been completed. Exxon has expressed its views on this issue extensively and will continue to do so. We believe that by sharing our analysis and opinions, we can help promote public awareness and encourage people to learn more about the issue, understand it better, and reach informed decisions.

The Board feels the current approach of keeping it engaged in the climate change issue is prudent and effective. Adding another special report is unnecessary, duplicative, and wasteful in view of the extensive communications the company has already produced and its commitment to continue speaking out on this important matter.

In summary, the Board fully agrees with the following statement from Mr. Raymond's Beijing speech:

"Before we make choices about global climate policies, we need an open debate on the science, an analysis of the risks, and a careful consideration of the costs and benefits."


22



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                                       Proxy Statement 1998    Exxon Corporation


ADDITIONAL INFORMATION

Other business

Under the laws of New Jersey, where Exxon is incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

People with disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address under "Questions?" below.

Outstanding shares

On February 12, 1998, 2,451,755,581 shares of common stock and 3,027,567 shares of Exxon's Class A Preferred Stock were outstanding. The common and preferred stock vote together. Each common share has one vote and each preferred share has two votes.

How we solicit proxies

In addition to this mailing, Exxon employees may solicit proxies personally, electronically, or by telephone. Exxon pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $25,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder proposals for next year

The deadline for shareholder proposals for next year's meeting is November 18, 1998. On request, the Secretary will provide detailed instructions for submitting proposals.

Questions?

If you have questions or need more information about the annual meeting, write to:

   Secretary
   Exxon Corporation
   5959 Las Colinas Boulevard
   Irving, TX 75039-2298

or call us at (972) 444-1157.

For information about your record holdings or SIP account, call Exxon Shareholder Services at 1-800-252-1800. We also invite you to visit Exxon's Internet site at www.exxon.com. Internet site materials are for your general information and are not part of this proxy solicitation.


                                                                              23



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                               [TIGER GRAPHIC]

[RECYCLED LOGO] Printed on recycled paper                            3300-PS-398

                                  APPENDIX 1

                                  PROXY CARD

[DALLAS AREA MAP]                                           [STREET MAP]

  From I-45/Hwy 75--Take I-35E exit (Woodall Rodgers Frwy) to Pearl St.
  exit or St. Paul exit (follow frontage road east to Pearl St.), turn south and continue to Ross Ave., turn left to Arts District Garage.

  From I-35E--Take I-45/Hwy 75 exit (Woodall Rodgers Frwy) to Pearl St. exit, continue to Ross Ave., turn left to Arts District Garage.

  From DFW Airport--Take South Exit to Hwy 183 east
  (merges with I-35E), follow directions from I-35E (above).

  From Love Field--Exit airport on Mockingbird Ln. west to I-35E south, follow directions from I-35E (above).


--------------------------------------------------------------------------------










--------------------------------------------------------------------------------



                                                             PROXY
                                                 SOLICITED BY BOARD OF DIRECTORS
[LOGO] CORPORATION                                ANNUAL MEETING, APRIL 29, 1998
5959 Las Colinas Boulevard                                DALLAS, TEXAS
Irving, TX 75039-2298

The undersigned hereby appoints D.W. Calloway, J. Hay, W.R. Howell,
P.E. Lippincott, and L.R. Raymond, or each or any of them, with power of substitution, proxies for the undersigned to act and vote at the 1998 annual meeting of shareholders of Exxon Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

1.  Election of Directors
    NOMINEES:          M.J. Boskin,       D.W. Calloway,   R. Dahan,
    J. Hay,            J.R. Houghton,     W.R. Howell,     R.C. King,
    P.E. Lippincott,   H.J. Longwell,     M.C. Nelson,     L.R. Raymond,
    W. V. Shipley,     R.E. Wilhelm.

If no other indication is made, the proxies shall vote (a) for the election of the director nominees and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

          P.O. Box 8033
          Boston, MA 02266-8033

PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN IN ENCLOSED ENVELOPE.    (OVER)

[LOGO] CORPORATION                                           1998 ANNUAL MEETING
                                                                ADMISSION TICKET
c/o Proxy Services
P.O. Box 8033
Boston, MA 02266-8033

   TO AVOID DELAY AT THE ENTRANCE TO THE MEETING, PLEASE PRESENT THIS TICKET.

You are cordially invited to attend the annual meeting of shareholders of Exxon Corporation on Wednesday, April 29 at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas. The meeting will begin at 10:00 a.m., Central Time. Admission is limited to shareholders, their proxies, and guests of the Corporation. This ticket will admit you and a guest. Free parking is available in the Arts District Garage. Have your parking ticket validated at the annual meeting. Traffic in the area may cause a delay; please allow extra time for parking.

                                 DETACH TICKET

--------------------------------------------------------------------------------
                               [LOGO] CORPORATION

Attached below is a proxy card for the 1998 annual meeting of shareholders of Exxon Corporation.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Complete, sign, date, and promptly return your proxy card in the enclosed postpaid envelope.

Votes are tallied by BankBoston, Exxon Corporation's transfer agent. Any comments noted on the proxy card or an attachment will be forwarded by BankBoston to Exxon Corporation, if the appropriate box below is marked.

The attached admission ticket should be presented at the meeting to expedite registration.

                          DETACH CARD BEFORE MAILING
--------------------------------------------------------------------------------

[X] Please mark
    votes as in
    this example.

       The Board of Directors recommends a vote FOR items 1 and 2.

                          WITHHELD
                 FOR ALL  FROM ALL                         FOR  AGAINST  ABSTAIN
1. Election of     [ ]       [ ]    2. Ratification        [ ]    [ ]      [ ]
   Directors                           of independent
   (page 2).                           accountants
                                       (page 17).
--------------------------------------
For all nominees except as noted above

       The Board of Directors recommends a vote
       AGAINST items 3 and 4.

                               FOR   AGAINST   ABSTAIN
3. Additional reporting        [ ]     [ ]       [ ]
   of political
   contributions (page 18).

4. Additional report on        [ ]     [ ]       [ ]
   climate change
   (page 19).


   Discontinue duplicate annual report.          [ ]

   I have made comments on this card or
   an attachment. This box must be marked        [ ]
   for comments to be read.

   This card covers registered shares including any Shareholder Investment Program shares.

Signature:_____________  Date _____1998  Signature: ____________  Date______1998
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.



                          STATEMENT OF DIFFERENCES
                          ------------------------

  The section symbol shall be expressed as..............................  'SS'

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